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EXHIBIT 23

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-07331) pertaining to the Applied Microsystems Corporation 1996 Stock Purchase Plan, the Registration Statement (Form S-8 No. 333-03396) pertaining to the Applied Microsystems Corporation 1990 Stock Benefit Plan, the Applied Microsystems Corporation 1992 Performance Stock Plan, and the Applied Microsystems Corporation Director Stock Option Plan and the Registration Statement (Form S-8 No. 333-14823) pertaining to the 1992 Performance Stock Plan of our report dated February 2, 1999 with respect to the consolidated financial statements and schedule of Applied Microsystems Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1998 filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP




Seattle, Washington
March 31, 1999